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                                                                       EXHIBIT 3

                            MOORCO INTERNATIONAL INC.
                          1995 INCENTIVE BONUS PROGRAM

                 WHEREAS, the Board of Directors (the "Board") of Moorco International Inc. (the "Company") has determined that the Company should explore certain possible extraordinary transactions, and

                 WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders that senior management of the Company remain in the Company's employ during the period in which the Board is exploring such transactions and be provided with additional incentive to develop the most desirable alternatives for the Company and its stockholders,

                 THEREFORE, the Board has adopted the Moorco International Inc. 1995 Incentive Bonus Program (the "Program") effective as of May 1, 1995, upon the following terms:

                 Section 1. Eligibility. The participants in this Program (the "Participants") are set forth on Schedule A hereto. Pursuant to the Program, Participants shall be entitled to receive cash awards ("Bonuses") upon the occurrence of specified events.

                 Section 2. Amount Available. The total amount distributable under the Program shall be up to $4 million in cash (the "Bonus Pool"), which shall be distributed to


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1995 Incentive Bonus Program
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Participants as Bonuses in accordance with Section 3 hereof. The portion of the
Bonus Pool which is allocated for possible payment under the Program to a Participant who forfeits his right to a Bonus pursuant to Section 3(b) shall be distributed under the Program, whether to the other Participants or to others, only if specifically authorized by the Board. If the Board does not authorize the distribution of amounts which had been allocated to such a Participant, the amount of the Bonus Pool shall be correspondingly reduced.

                 Section 3. Bonuses. (a) The Bonuses shall be paid to Participants, subject to subsection (b) below, upon an acquisition by any person, entity or group (including the Company) of more than fifty percent of the Company's Common Stock, par value $0.01 per share (the "Company Common Stock"), the consummation of a merger, consolidation or reorganization involving the Company, a sale of all or substantially all of the Company's assets or a recapitalization of the Company (in each case, an "Extraordinary Transaction," which shall also include any other transaction or series of transactions which the Board determines for purposes of this Program is an "Extraordinary Transaction"). Each Participant shall receive the percentage of the Bonus Pool that is set forth opposite his name on Schedule A hereto. The amount of the Bonus Pool shall be determined as follows, based upon the Transaction Price (as defined in Section 3(c) below):


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1995 Incentive Bonus Program
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
                    Transaction Price               Bonus
                    (per share)                     Pool
                    -----------------               -----

                    $20 . . . . . . . . . . .       $0.50 million

                     21 . . . . . . . . . . .        0.75 million

                     22 . . . . . . . . . . .        1.00 million

                     23 . . . . . . . . . . .        1.50 million

                     24 . . . . . . . . . . .        2.00 million

                     25 . . . . . . . . . . .        2.50 million

                     26 . . . . . . . . . . .        3.00 million

                     27 . . . . . . . . . . .        3.50 million

                     28 . . . . . . . . . . .        3.75 million

                     29 or greater  . . . . .        4.00 million


For an Extraordinary Transaction in which the Transaction Price is between two values shown in the above schedule, the amount in the Bonus Pool shall be determined by interpolation between the Bonus Pool amounts corresponding to the two nearest Transaction Prices specified in the above schedule.

                 (b) A Participant whose employment terminates for any reason before the occurrence of an Extraordinary Transaction, other than a termination by the Company at the request of a person seeking to consummate an Extraordinary Transaction, shall forfeit the right to receive any Bonus pursuant to the Program, unless otherwise determined by the Board.


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                 (c) As used in the Program, "Transaction Price" means the
highest amount per share of Company Common Stock received by any stockholder of the Company in the Extraordinary Transaction. In the event that the consideration received in an Extraordinary Transaction is paid in whole or in part in the form of securities, the value of such securities received per share of Company Common Stock, for purposes of calculating the Transaction Price, shall be the fair market value thereof on the day prior to the consummation of such Extraordinary Transaction, as determined in their sole discretion by those individuals who constitute the Compensation Committee of the Board immediately before the Extraordinary Transaction (the "Compensation Committee Members"); provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices for such securities on each of the three trading days which immediately precede the date of consummation of the Extraordinary Transaction. The value of any other noncash consideration received by stockholders of the Company in connection with an Extraordinary Transaction shall be the fair market value thereof per share of Company Common Stock as determined in their sole discretion by the Compensation Committee Members. If any payments arising from the Extraordinary Transaction are contingent at the time the Bonuses are initially paid and are made thereafter, such payments shall


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be valued in accordance with this subsection (c) and the amount thereof added to the Transaction Price as previously calculated. In such event, the Bonus Pool shall be correspondingly increased, and the resulting increases in the Bonuses shall be paid when and as such formerly contingent payments are made. Any valuation of any such formerly contingent payment which is required shall be made by the Compensation Committee Members or as many thereof as are available or if none of the Compensation Committee Members are available, any such valuation which is required shall be made by Salomon Brothers Inc or any successor thereto.

                 Section 4. Miscellaneous. (a) Nothing in the adoption of this Program shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any of its affiliates to terminate the employment or change the responsibilities of any Participant at any time.

                 (b) All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

                 (c) Questions of construction and interpretation of the Program shall be conclusively determined by the Board or any duly authorized committee thereof prior to the date of consummation of the Extraordinary Transaction and by the


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Compensation Committee Members after the date of consummation of the
Extraordinary Transaction.

                 (d) The Program may not be terminated or amended from and after an Extraordinary Transaction so as to adversely affect the rights of Participants. For purposes of this subsection (d), any amendment or termination of this Program made in anticipation of an Extraordinary Transaction or at the request of a party intending to consummate an Extraordinary Transaction shall be deemed to have occurred after the occurrence of an Extraordinary Transaction.

                 (e) This Program shall terminate by its terms on the earlier of May 1, 1996 and the date on which all Bonuses shall have been paid in full, unless extended by the Board, provided, however, that such termination shall not affect any Bonuses payable as a result of the occurrence of an Extraordinary Transaction consummated before such termination (including without limitation with respect to any contingent payments received relating to such an Extraordinary Transaction which are paid after the date of such termination).


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                                   SCHEDULE A
                                  PARTICIPANTS

                          M. L. Tiner:     50 percent

                          J. J. Nelson:    30 percent

                          R. T. Levis:     20 percent